NEWS RELEASE
FOR IMMEDIATE RELEASE
January 29, 2019
CAPITOL FEDERAL® FINANCIAL, INC.
REPORTS FIRST QUARTER FISCAL YEAR 2019 RESULTS

Topeka, KS - Capitol Federal® Financial, Inc. (NASDAQ: CFFN) (the "Company"), the parent company of Capitol Federal Savings Bank (the "Bank"), announced results today for the quarter ended December 31, 2018. Detailed results will be available in the Company's Quarterly Report on Form 10-Q for the quarter ended December 31, 2018, which will be filed with the Securities and Exchange Commission ("SEC") on or about February 8, 2019 and posted on our website, http://ir.capfed.com. For best viewing results, please view this release in Portable Document Format (PDF) on our website.

Highlights for the quarter include:

•	net income of $24.4 million;

•	basic and diluted earnings per share of $0.18;

•	net interest margin of 2.27% (2.32% excluding the effects of the leverage strategy); and

•	paid dividends of $65.4 million, or $0.475 per share.

Comparison of Operating Results for the Three Months Ended December 31, 2018 and September 30, 2018

For the quarter ended December 31, 2018, the Company recognized net income of $24.4 million, or $0.18 per share, compared to net income of $21.4 million, or $0.16 per share, for the quarter ended September 30, 2018. The increase in net income was due primarily to an increase in net interest income, which was mainly a result of a full quarter impact of the acquisition of Capital City Bancshares, Inc. ("CCB"), which was completed on August 31, 2018.

Net interest income increased $2.2 million, or 4.4%, from the prior quarter to $52.3 million for the current quarter. The net interest margin increased three basis points from 2.24% for the prior quarter to 2.27% for the current quarter. Excluding the effects of the leverage strategy, the net interest margin would have increased six basis points from 2.26% for the prior quarter to 2.32% for the current quarter. The increase in net interest margin excluding the effects of the leverage strategy was due mainly to the addition of higher yielding commercial loans from the CCB acquisition.

Interest and Dividend Income
The weighted average yield on total interest-earning assets for the current quarter increased 10 basis points, from 3.46% for the prior quarter to 3.56% for the current quarter, and the average balance of interest-earning assets increased $300.8 million between the two periods. Absent the impact of the leverage strategy, the weighted average yield on total interest-earning assets would have increased 12 basis points, from 3.47% for the prior quarter to 3.59% for the current quarter, and the average balance of interest-earning assets would have increased $141.0 million. The following table presents the components of interest and dividend income for the time periods presented, along with the change measured in dollars and percent.

	For the Three Months Ended
	December 31,	September 30,	Change Expressed in:
	2018	2018	Dollars	Percent
	(Dollars in thousands)
INTEREST AND DIVIDEND INCOME:
Loans receivable	$70,772	$66,922	$3,850	5.8%
Mortgage-backed securities ("MBS")	6,523	6,056	467	7.7
Federal Home Loan Bank Topeka ("FHLB") stock	1,971	1,847	124	6.7
Cash and cash equivalents	1,714	1,213	501	41.3
Investment securities	1,441	1,275	166	13.0
Total interest and dividend income	$82,421	$77,313	$5,108	6.6

The increase in interest income on loans receivable was due to a $195.4 million increase in the average balance of the portfolio, as well as a 10 basis point increase in the weighted average yield on the portfolio to 3.75% for the current quarter. The increases in average balance and weighted average yield were due primarily to loans added in the CCB acquisition.

The increase in interest income on the MBS portfolio was due to a 14 basis point increase in the weighted average yield on the portfolio to 2.59% for the current quarter, as well as a $19.7 million increase in the average balance of the portfolio. The increase in the weighted average yield was due primarily to a decrease in net premium amortization in the current quarter, due largely to the accretion of discounts on MBS added in the CCB acquisition. Net premium amortization of $349 thousand during the current quarter decreased the weighted average yield on the portfolio by 14 basis points. During the prior quarter, $624 thousand of net premiums were amortized which decreased the weighted average yield on the portfolio by 25 basis points. As of December 31, 2018, the remaining net balance of premiums on our portfolio of MBS was $3.1 million.

The table above includes interest income on cash and cash equivalents associated and not associated with the leverage strategy. Interest income on cash and cash equivalents not related to the leverage strategy decreased $399 thousand from the prior quarter due to a $90.1 million decrease in the average balance, partially offset by a 24 basis point increase in the weighted average yield, which was related to balances held at the Federal Reserve Bank of Kansas City (the "FRB of Kansas City"). Interest income on cash associated with the leverage strategy increased $900 thousand from the prior quarter due to the leverage strategy being in place for more days in the current quarter compared to the prior quarter. See additional discussion regarding the leverage strategy in the Financial Condition section below.

Interest Expense
The weighted average rate paid on total interest-bearing liabilities for the current quarter increased nine basis points, from 1.39% for the prior quarter to 1.48% for the current quarter, and the average balance of interest-bearing liabilities increased $291.0 million between the two periods. Absent the impact of the leverage strategy, the weighted average rate paid on total interest-bearing liabilities for the current quarter would have increased eight basis points, from 1.38% for the prior quarter to 1.46% for the current quarter, and the average balance of interest-bearing liabilities would have increased $139.0 million. The following table presents the components of interest expense for the time periods presented, along with the change measured in dollars and percent.

	For the Three Months Ended
	December 31,	September 30,	Change Expressed in:
	2018	2018	Dollars	Percent
	(Dollars in thousands)
INTEREST EXPENSE:
Deposits	$15,725	$14,597	$1,128	7.7%
FHLB borrowings	13,530	11,930	1,600	13.4
Other borrowings	865	709	156	22.0
Total interest expense	$30,120	$27,236	$2,884	10.6

The increase in interest expense on deposits was due primarily to a six basis point increase in the weighted average rate paid, to 1.13% for the current quarter. The increase in the weighted average rate paid was due primarily to increases in the average retail/business certificate of deposit portfolio rate and money market portfolio rate, which increased nine basis points and 22 basis points, respectively. The weighted average interest rate on deposit accounts assumed in the CCB acquisition was lower than the overall deposit portfolio rate, which partially offset the increase in the weighted average rate paid on the rest of the deposit portfolio in the current quarter.

The table above includes interest expense on FHLB borrowings associated and not associated with the leverage strategy. Interest expense on FHLB borrowings not related to the leverage strategy increased $593 thousand from the prior quarter due to a 10 basis point increase in the weighted average rate paid, to 2.20% for the current quarter, as maturing advances were replaced at higher current market rates. Interest expense on FHLB borrowings associated with the leverage strategy increased $1.0 million from the prior quarter due to the leverage strategy being in place for more days in the current quarter compared to the prior quarter.

Provision for Credit Losses
The Bank did not record a provision for credit losses during the current quarter or the prior quarter. Based on management's assessment of the allowance for credit losses ("ACL") formula analysis model and several other factors, it was determined that no provision for credit losses was necessary. Net loan recoveries were $95 thousand during the current quarter compared to $119 thousand in the prior quarter. At December 31, 2018, loans 30 to 89 days delinquent were 0.20% of total loans and loans 90 or more days delinquent or in foreclosure were 0.13% of total loans. At September 30, 2018, loans 30 to 89 days delinquent were 0.25% of total loans and loans 90 or more days delinquent or in foreclosure were 0.12% of total loans. See additional ACL discussion in the Supplemental Financial Information - Asset Quality section of this release.

Non-Interest Income
The following table presents the components of non-interest income for the time periods presented, along with the change measured in dollars and percent.

	For the Three Months Ended
	December 31,	September 30,	Change Expressed in:
	2018	2018	Dollars	Percent
	(Dollars in thousands)
NON-INTEREST INCOME:
Deposit service fees	$3,352	$4,086	$(734)	(18.0)%
Income from bank-owned life insurance ("BOLI")	635	555	80	14.4
Other non-interest income	1,437	1,179	258	21.9
Total non-interest income	$5,424	$5,820	$(396)	(6.8)

The decrease in deposit service fees was due mainly to a change in the presentation of interchange network charges related to the adoption of a new revenue recognition accounting standard during the current quarter. Previously, interchange network charges were reported in deposit and loan expense. Upon adoption of the new revenue recognition accounting standard on October 1, 2018, interchange transaction fee income is reported net of interchange network charges, which totaled $944 thousand during the current quarter and $767 thousand during the prior quarter. On a net basis, interchange fee income totaled $1.4 million for the current quarter, compared to $1.5 million for the prior quarter.

The increase in other non-interest income was due mainly to an increase in insurance commissions and trust asset management fees recorded. As a result of adopting the new revenue recognition accounting standard discussed above, the Company also began recording an estimate for contingent insurance commissions it expects to receive from insurance carriers. Previously, the Company recorded contingent insurance commissions as revenue when the funds were received. In addition, as part of the acquisition of CCB, the Company began offering trust asset management services. The current quarter included a full quarter of revenue from those activities.

Non-Interest Expense
The following table presents the components of non-interest expense for the time periods presented, along with the change measured in dollars and percent.

	For the Three Months Ended
	December 31,	September 30,	Change Expressed in:
	2018	2018	Dollars	Percent
	(Dollars in thousands)
NON-INTEREST EXPENSE:
Salaries and employee benefits	$12,962	$12,932	$30	0.2%
Information technology and related expense	4,599	3,683	916	24.9
Occupancy, net	3,252	3,064	188	6.1
Regulatory and outside services	1,766	1,790	(24)	(1.3)
Advertising and promotional	760	1,522	(762)	(50.1)
Deposit and loan transaction costs	736	1,464	(728)	(49.7)
Federal insurance premium	528	765	(237)	(31.0)
Office supplies and related expense	459	549	(90)	(16.4)
Other non-interest expense	1,720	988	732	74.1
Total non-interest expense	$26,782	$26,757	$25	0.1

Salaries and employee benefits related to former CCB employees was approximately $1.6 million in the current quarter compared to approximately $730 thousand in the prior quarter. Excluding the impact of former CCB employees, salaries and employee benefits decreased approximately $840 thousand from the prior quarter. The decrease was due primarily to the prior quarter including compensation expense on unallocated Employee Stock Ownership Plan ("ESOP") shares related to the True Blue Capitol dividend paid during the prior fiscal year, along with expense related to the 2018 Tax Savings Bonus Plan. Approximately half of the increase in information technology and related expenses was due to costs related to the integration of CCB operations. The remaining increase was due to depreciation related to the implementation of enhancements in the Bank's information technology infrastructure and an increase in software licensing. The increase in occupancy, net was due primarily to a full quarter of expense related to properties acquired in the CCB acquisition. The decrease in advertising and promotional was due primarily to the timing of advertising campaigns and sponsorships. The decrease in deposit and loan transaction costs was due mainly to the adoption of the new revenue recognition accounting standard discussed above. The decrease in federal insurance premium was due primarily to a decrease in average assets resulting from a reduction in the usage of the leverage strategy during the prior quarter, as federal insurance premiums are billed and paid on a quarter lag. The increase in other non-interest expense was due primarily to amortization of deposit intangibles associated with the acquisition of CCB, along with an increase in other real estate owned ("OREO") operations expense.

The Company's efficiency ratio was 46.40% for the current quarter compared to 47.87% for the prior quarter. The change in the efficiency ratio was due primarily to higher net interest income in the current quarter compared to the prior quarter. The efficiency ratio is a measure of a financial institution's total non-interest expense as a percentage of the sum of net interest income (pre-provision for credit losses) and non-interest income. A lower value indicates that the financial institution is generating revenue with a proportionally lower level of expense.

Income Tax Expense
Income tax expense was $6.6 million for the current quarter, compared to $7.8 million for the prior quarter. The effective tax rate was 21.2% for the current quarter compared to 26.6% for the prior quarter. In December 2017, the Tax Cuts and Jobs Act (the "Tax Act")

was enacted, which reduced the federal corporate income tax rate from 35% to 21% effective January 1, 2018. In accordance with accounting principles generally accepted in the United States of America ("GAAP"), the Company revalued its deferred tax assets and liabilities in December 2017 to account for the lower corporate income tax rate. The revaluation was a discrete item in the December 31, 2017 quarter and reduced income tax expense by $7.5 million, resulting in an effective tax rate of 2.6% for that quarter. The effective tax rate for fiscal year 2018 was 20.2%, primarily due to the fiscal year 2018 rate including the $7.5 million discrete item noted above, which reduced the 24.5% statutory tax rate effective for that fiscal year. Due to the Company's September 30 year end, the Company was required to use a blended statutory tax rate of 24.5% for fiscal year 2018, and the enacted tax rate of 21% will be effective for fiscal year 2019. Although the statutory tax rate decreased to 21% for fiscal year 2019, the Company does not have the same level of discrete items reducing the rate as in the prior fiscal year. Management estimates the effective income tax rate for fiscal year 2019 will be approximately 22%.

Comparison of Operating Results for the Three Months Ended December 31, 2018 and 2017

The Company recognized net income of $24.4 million, or $0.18 per share, for the quarter ended December 31, 2018 compared to net income of $31.8 million, or $0.24 per share, for the quarter ended December 31, 2017. The decrease in net income was due primarily to the prior year quarter including the impact of the enactment of the Tax Act, as well as to an increase in non-interest expense in the current quarter. These changes were partially offset by an increase in net interest income in the current quarter due primarily to the higher yielding loans added in the CCB acquisition.

The net interest margin increased 44 basis points, from 1.83% for the prior year quarter to 2.27% for the current quarter. When the leverage strategy is in place, it reduces the net interest margin due to the amount of earnings from the transaction in comparison to the size of the transaction. The leverage strategy was suspended at certain times during the current quarter due to the negative interest rate spreads between the related FHLB borrowings and cash held at the FRB of Kansas City making the transaction unprofitable. See additional discussion regarding the leverage strategy in the Financial Condition section below. Excluding the effects of the leverage strategy, the net interest margin would have increased 12 basis points, from 2.20% for the prior year quarter to 2.32% for the current quarter. The increase in the net interest margin excluding the effects of the leverage strategy was due mainly to the addition of higher yielding commercial loans in the CCB acquisition.

Interest and Dividend Income
The weighted average yield on total interest-earning assets increased 58 basis points, from 2.98% for the prior year quarter to 3.56% for the current quarter, while the average balance of interest-earning assets decreased $1.55 billion from the prior year quarter. Absent the impact of the leverage strategy, the weighted average yield on total interest-earning assets would have increased 28 basis points, from 3.31% for the prior year quarter to 3.59% for the current quarter, and the average balance of interest-earning assets would have increased $226.1 million. The following table presents the components of interest and dividend income for the time periods presented along with the change measured in dollars and percent.

	For the Three Months Ended
	December 31,		Change Expressed in:
	2018	2017	Dollars	Percent
	(Dollars in thousands)
INTEREST AND DIVIDEND INCOME:
Loans receivable	$70,772	$64,189	$6,583	10.3%
MBS	6,523	5,252	1,271	24.2
FHLB stock	1,971	3,095	(1,124)	(36.3)
Cash and cash equivalents	1,714	7,114	(5,400)	(75.9)
Investment securities	1,441	994	447	45.0
Total interest and dividend income	$82,421	$80,644	$1,777	2.2

The increase in interest income on loans receivable was due to a $326.0 million increase in the average balance of the portfolio, as well as a 19 basis point increase in the weighted average yield on the portfolio to 3.75% for the current quarter. The increase in the average balance was due mainly to the acquisition of CCB. The increase in the weighted average yield was also due mainly to the addition of higher yielding loans in the CCB acquisition, as well as adjustable-rate loans repricing to higher market rates and the origination and purchase of new loans at higher market rates.

The increase in interest income on the MBS portfolio was due to a 34 basis point increase in the weighted average yield on the portfolio to 2.59% for the current quarter, along with a $74.8 million increase in the average balance of the portfolio. The increase in the weighted average yield was due primarily to a decrease in the impact of net premium amortization, as well as adjustable-rate MBS repricing to higher market rates. Net premium amortization of $349 thousand during the current quarter decreased the weighted average yield on the portfolio by 14 basis points. During the prior year quarter, $854 thousand of net premiums were amortized, which decreased the weighted average yield on the portfolio by 37 basis points.

The decrease in dividend income on FHLB stock was due to a decrease in the average balance of FHLB stock as a result of the leverage strategy not being in place as often during the current quarter as compared to the prior year quarter. This was partially offset by a higher dividend rate on FHLB stock during the current quarter.

The table above includes interest income on cash and cash equivalents associated and not associated with the leverage strategy. Interest income on cash and cash equivalents not related to the leverage strategy decreased $287 thousand from the prior year quarter due to a $156.9 million decrease in the average balance, partially offset by a 96 basis point increase in the weighted average yield which was related to cash balances held at the FRB of Kansas City. Interest income on cash associated with the leverage strategy decreased $5.1 million from the prior year quarter due to a $1.70 billion decrease in the average balance, as the leverage strategy was in place less often during the current quarter.

The increase in interest income on the investment securities portfolio was due to a 72 basis point increase in the weighted average yield on the portfolio to 2.04%. The increase in the weighted average yield was primarily a result of replacing maturing securities at higher market rates.

Interest Expense
The weighted average rate paid on total interest-bearing liabilities increased 19 basis points, from 1.29% for the prior year quarter to 1.48% for the current quarter, while the average balance of interest-bearing liabilities decreased $1.53 billion from the prior year quarter. Absent the impact of the leverage strategy, the weighted average rate paid on total interest-bearing liabilities would have increased 17 basis points, from 1.29% for the prior year quarter to 1.46% for the current quarter, and the average balance of interest-bearing liabilities would have increased $248.1 million. The following table presents the components of interest expense for the time periods presented, along with the change measured in dollars and percent.

	For the Three Months Ended
	December 31,		Change Expressed in:
	2018	2017	Dollars	Percent
	(Dollars in thousands)
INTEREST EXPENSE:
Deposits	$15,725	$11,961	$3,764	31.5%
FHLB borrowings	13,530	17,917	(4,387)	(24.5)
Other borrowings	865	1,392	(527)	(37.9)
Total interest expense	$30,120	$31,270	$(1,150)	(3.7)

The increase in interest expense on deposits was due primarily to a 22 basis point increase in the weighted average rate, to 1.13% for the current quarter. The deposit accounts assumed in the CCB acquisition were at a lower average rate than our overall deposit portfolio rate, which partially offset the increase in the deposit portfolio rate in the current quarter. The increase in the weighted average rate was primarily related to the certificate of deposit portfolio, which increased 33 basis points to 1.84% for the current quarter. The weighted average rate paid on wholesale certificates increased 63 basis points, to 1.96% for the current quarter.

The table above includes interest expense on FHLB borrowings associated and not associated with the leverage strategy. Interest expense on FHLB borrowings not related to the leverage strategy increased $949 thousand from the prior year quarter due to a 12 basis point increase in the weighted average rate paid on the portfolio, to 2.20% for the current quarter, and a $37.3 million increase in the average balance of the portfolio. The increase in the weighted average rate paid was due to certain maturing advances being replaced at higher effective interest rates. Interest expense on FHLB borrowings associated with the leverage strategy decreased $5.3 million from the prior year quarter due to the strategy not being in place as often during the current quarter.

The decrease in interest expense on other borrowings was due mainly to the maturity of a $100.0 million repurchase agreement, which was not replaced, during the prior fiscal year.

Non-Interest Income
The following table presents the components of non-interest income for the time periods presented, along with the change measured in dollars and percent.

	For the Three Months Ended
	December 31,		Change Expressed in:
	2018	2017	Dollars	Percent
	(Dollars in thousands)
NON-INTEREST INCOME:
Deposit service fees	$3,352	$3,965	$(613)	(15.5)%
Income from BOLI	635	534	101	18.9
Other non-interest income	1,437	859	578	67.3
Total non-interest income	$5,424	$5,358	$66	1.2

The decrease in deposit service fees was due mainly to a change in the presentation of interchange network charges related to the adoption of a new revenue recognition accounting standard as discussed in the Comparison of Operating Results for the Three Months Ended December 31, 2018 and September 30, 2018 above. The increase in income from BOLI was primarily related to policies acquired in the CCB acquisition. The increase in other non-interest income was due mainly to revenues from the trust asset management operations added in the CCB acquisition and, as discussed above, the Company began recording an estimate for contingent insurance commissions it expects to receive from insurance carriers as part of adopting the new revenue recognition accounting standard in the current quarter. Additionally, the prior year quarter included a loss on the sale of loans as management tested loan sale processes for liquidity purposes and there were no loan sales in the current quarter.

Non-Interest Expense
The following table presents the components of non-interest expense for the time periods presented, along with the change measured in dollars and percent.

	For the Three Months Ended
	December 31,		Change Expressed in:
	2018	2017	Dollars	Percent
	(Dollars in thousands)
NON-INTEREST EXPENSE:
Salaries and employee benefits	$12,962	$10,528	$2,434	23.1%
Information technology and related expense	4,599	3,331	1,268	38.1
Occupancy, net	3,252	2,765	487	17.6
Regulatory and outside services	1,766	1,140	626	54.9
Advertising and promotional	760	685	75	10.9
Deposit and loan transaction costs	736	1,407	(671)	(47.7)
Federal insurance premium	528	852	(324)	(38.0)
Office supplies and related expense	459	442	17	3.8
Other non-interest expense	1,720	886	834	94.1
Total non-interest expense	$26,782	$22,036	$4,746	21.5

Salaries and employee benefits related to former CCB employees was approximately $1.6 million in the current quarter. Excluding the impact of former CCB employees, salaries and employee benefits increased approximately $830 thousand from the prior year quarter. The increase was primarily due to staff additions and salary adjustments during the prior fiscal year. The increase in information technology and related expense was due mainly to an increase in software licensing, depreciation related to the implementation of enhancements to the Bank's information technology infrastructure, and costs related to the integration of CCB operations. The increase in occupancy, net was due primarily to expenses related to properties acquired in the CCB acquisition. The increase in regulatory and outside services was due mainly to audit fees related to the acquisition of CCB as well as an increase in consulting expenses. The decrease in deposit and loan transaction costs was due mainly to the adoption of the new revenue recognition standard as discussed above. The decrease in federal insurance premium was due primarily to a decrease in average assets as a result of a reduction in the usage of the leverage strategy. The increase in other non-interest expense was due primarily to amortization of deposit intangibles associated with the acquisition of CCB.

The Company's efficiency ratio was 46.40% for the current quarter compared to 40.26% for the prior year quarter. The change in the efficiency ratio was due to higher non-interest expense in the current quarter compared to the prior year quarter.

Income Tax Expense
Income tax expense was $6.6 million for the current quarter compared to $860 thousand for the prior year quarter. The effective tax rate was 21.2% for the current quarter compared to 2.6% for the prior year quarter. The increase in the effective tax rate compared to the prior year quarter was due mainly to the Tax Act being signed into law in December 2017. In accordance with GAAP, the Company revalued its deferred tax assets and liabilities in December 2017 to account for the lower corporate tax rate. The revaluation reduced income tax expense by $7.5 million in the prior year quarter, resulting in an effective tax rate of 2.6% for the prior year quarter.

Fiscal Year 2019 Projections
Non-Interest Income: Based on current market conditions, management anticipates BOLI income will increase approximately $450 thousand in fiscal year 2019 related to BOLI policies acquired in the CCB acquisition. Based on the current trust asset management services activities and the amount of assets under management, management anticipates trust asset management activities will increase non-interest income by approximately $550 thousand in fiscal year 2019 compared to fiscal year 2018.

Non-Interest Expense: Taking into account salaries and benefits related to former CCB employees along with anticipated annual salary adjustments, management anticipates salaries and employee benefits will be approximately $5.6 million higher in fiscal year 2019. Management anticipates information technology and related expenses will be approximately $4.0 million higher in fiscal year 2019 due to integration costs associated with CCB, higher depreciation related to the continued enhancements to the Bank's information technology infrastructure, and an increase in software licensing. Management anticipates occupancy, net, will be approximately $1.8 million higher in fiscal year 2019 due primarily to the properties acquired in the CCB acquisition. Management anticipates the deposit intangible amortization expense, which is included in other non-interest expense, will be approximately $2.4 million in fiscal year 2019.

Financial Condition as of December 31, 2018

Total assets were $9.30 billion at December 31, 2018 compared to $9.45 billion at September 30, 2018. The $145.8 million decrease was due primarily to decreases in securities and cash and cash equivalents. The cash flows were used primarily to pay dividends to stockholders, fund certificate of deposit maturities, and pay borrowers' real estate taxes.

The loans receivable portfolio, net, totaled $7.53 billion at December 31, 2018 compared to $7.51 billion at September 30, 2018. During the current quarter, the Bank originated and refinanced $189.7 million of loans with a weighted average rate of 4.74% and purchased $52.9 million of one- to four-family loans from correspondent lenders with a weighted average rate of 4.37%. The Bank also entered into participations of $61.9 million of commercial real estate loans with a weighted average rate of 4.99%, of which $45.3 million had not yet been funded as of December 31, 2018.

The Bank is continuing to manage the size and mix of its loan portfolio, while managing liquidity levels as measured by the ratio of securities and cash to total assets, to a target level of approximately 15%.  The ratio of securities and cash to total assets was 14.2% at December 31, 2018. The size of the loan portfolio has been managed by controlling correspondent loan volume primarily through the rates offered to correspondent lenders.  Management intends to continue to manage the size and mix of the loan portfolio by utilizing cash flows from the correspondent loan portfolio to fund commercial loan growth. During the current quarter, the commercial loan portfolio grew by $48.2 million, or 8%, while the correspondent one-to four-family loan portfolio decreased by $14.3 million, or 1%, and the bulk purchased one-to four-family loan portfolio decreased by $13.9 million, or 5%. Given the balance of total assets, it is unlikely that net loan growth will substantially increase in the current environment. Generally, over the past few years, cash flows from the securities portfolio have been used primarily to purchase loans and in part to pay down FHLB advances. By moving cash from lower yielding assets to higher yielding assets and repaying higher costing liabilities, we have been able to maintain our net interest margin.  In addition to the repayment of securities, the Bank has emphasized growth in the deposit portfolio in part to pay down term borrowings. In the long run, management considers a 10% ratio of stockholders' equity to total assets at the Bank an appropriate level of capital. At December 31, 2018, this ratio was 13.1%.

The Bank continued, at times, to utilize a leverage strategy to increase earnings during the current quarter. The leverage strategy during the current quarter involved borrowing up to $2.10 billion either on the Bank's FHLB line of credit or by entering into short-term FHLB advances, depending on the rates offered by FHLB. The borrowings were repaid prior to quarter end, or earlier if the strategy was suspended. The proceeds from the borrowings, net of the required FHLB stock holdings which yielded 7.3% during the current quarter, were deposited at the FRB of Kansas City. Net income attributable to the leverage strategy is largely derived from the dividends received on FHLB stock holdings, plus the net interest rate spread between the yield on the cash at the FRB of Kansas City and the rate paid on the related FHLB borrowings, less applicable federal insurance premiums and estimated taxes. Net income attributable to the leverage strategy was $14 thousand during the current quarter, compared to $8 thousand during the quarter ended September 30, 2018 and $767 thousand during the quarter ended December 31, 2017. The decrease compared to the December 31, 2017 quarter was due mainly to the strategy being suspended at certain times as a result of the large negative interest rate spread during the current quarter, which would have resulted in the strategy not being profitable. Management continues to monitor the net interest rate spread and overall profitability of the strategy. It is expected that the strategy will be reimplemented if it reaches a position that is profitable.

Total liabilities were $7.96 billion at December 31, 2018 compared to $8.06 billion at September 30, 2018. The $100.1 million decrease was due mainly to decreases in deposits, primarily the certificate of deposit portfolio, and advance payments by borrowers for taxes and insurance due to the timing of payments.

Stockholders' equity was $1.35 billion at December 31, 2018 compared to $1.39 billion at September 30, 2018. The $45.7 million decrease was due primarily to the payment of $65.4 million in cash dividends, partially offset by net income of $24.4 million. The cash dividends paid during the current quarter totaled $0.475 per share and consisted of a $0.39 per share cash true-up dividend related to fiscal year 2018 earnings per the Company's dividend policy and a regular quarterly cash dividend of $0.085 per share. On January 22, 2019, the Company announced a regular quarterly cash dividend of $0.085 per share, or approximately $11.7 million, payable on February 15, 2019 to stockholders of record as of the close of business on February 1, 2019.

At December 31, 2018, Capitol Federal Financial, Inc., at the holding company level, had $90.4 million on deposit at the Bank. For fiscal year 2019, it is the intent of the Board of Directors and management to continue the payout of 100% of the Company's earnings to its stockholders. Dividend payments depend upon a number of factors including the Company's financial condition and results of operations, regulatory capital requirements, regulatory limitations on the Bank's ability to make capital distributions to the Company, and the amount of cash at the holding company.

In October 2015, the Company announced a stock repurchase plan for up to $70.0 million of common stock. The repurchase plan does not have an expiration date. The Company has not repurchased any shares under the repurchase plan through the date of this release.

The following table presents the balance of stockholders' equity and related information as of the dates presented.

	December 31,	September 30,	December 31,
	2018	2018	2017
	(Dollars in thousands)
Stockholders' equity	$1,345,913	$1,391,622	$1,350,611
Equity to total assets at end of period	14.5%	14.7%	15.0%

The following table presents a reconciliation of total to net shares outstanding as of December 31, 2018.

Total shares outstanding	141,269,239
Less unallocated ESOP shares and unvested restricted stock	(3,646,207)
Net shares outstanding	137,623,032

Consistent with our goal to operate a sound and profitable financial organization, we actively seek to maintain a well-capitalized status for the Bank in accordance with regulatory standards. As of December 31, 2018, the Bank and Company exceeded all regulatory capital requirements. The following table presents the Bank's regulatory capital ratios at December 31, 2018.

		Regulatory
		Requirement For
	Bank	Well-Capitalized
	Ratios	Status
Tier 1 leverage ratio	12.6%	5.0%
Common equity tier 1 capital ratio	25.0	6.5
Tier 1 capital ratio	25.0	8.0
Total capital ratio	25.2	10.0

A reconciliation of the Bank's equity under GAAP to regulatory capital amounts as of December 31, 2018 is as follows (dollars in thousands):

Total Bank equity as reported under GAAP	$1,219,251
Accumulated Other Comprehensive Income ("AOCI")	1,877
Goodwill and other intangibles, net of deferred tax liabilities	(15,222)
Total tier 1 capital	1,205,906
ACL	8,558
Total capital	$1,214,464

Capitol Federal Financial, Inc. is the holding company for the Bank. The Bank has 58 branch locations in Kansas and Missouri, and is one of the largest residential lenders in the State of Kansas. News and other information about the Company can be found at the Bank's website, http://www.capfed.com.

Except for the historical information contained in this press release, the matters discussed herein may be deemed to be "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements about our beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions. The words "may," "could," "should," "would," "will," "believe," "anticipate," "estimate," "expect," "intend," "plan," and similar expressions are intended to identify forward-looking statements. Forward-looking statements involve risks and uncertainties, including the possibility that expected cost savings, synergies and other benefits from the acquisition of CCB might not be realized within the anticipated time frames or at all, and the possibility that costs or difficulties relating to integration matters might be greater than expected, changes in economic conditions in the Company's market area, changes in policies or the application or interpretation of laws and regulations by regulatory agencies and tax authorities, other governmental initiatives affecting the financial services industry, changes in accounting principles, policies or guidelines, fluctuations in interest rates, demand for loans in the Company's market area, the future earnings and capital levels of the Bank, which would affect the ability of the Company to pay dividends in accordance with its dividend policies, competition, and other risks detailed from time to time in documents filed or furnished by the Company with the SEC. Actual results may differ materially from those currently expected. These forward-looking statements represent the Company's judgment as of the date of this release. The Company disclaims, however, any intent or obligation to update these forward-looking statements.

For further information contact:

Kent Townsend	Investor Relations
Executive Vice President,	700 S Kansas Ave
Chief Financial Officer and Treasurer	Topeka, KS 66603
700 S Kansas Ave	(785) 270-6055
Topeka, KS 66603	investorrelations@capfed.com
(785) 231-6360
ktownsend@capfed.com

SUPPLEMENTAL FINANCIAL INFORMATION

CAPITOL FEDERAL FINANCIAL, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS (Unaudited)
(Dollars in thousands, except per share amounts)

	December 31,	September 30,
	2018	2018
ASSETS:
Cash and cash equivalents (includes interest-earning deposits of $44,027 and $122,733)	$81,713	$139,055
Securities:
Available-for-sale ("AFS"), at estimated fair value (amortized cost of $667,777 and $718,564)	668,487	714,614
Held-to-maturity at amortized cost (estimated fair value of $563,771 and $601,071)	568,838	612,318
Loans receivable, net (ACL of $8,558 and $8,463)	7,525,780	7,514,485
FHLB stock, at cost	100,521	99,726
Premises and equipment, net	96,109	96,005
Income taxes receivable, net	—	2,177
Other assets	262,334	271,167
TOTAL ASSETS	$9,303,782	$9,449,547

LIABILITIES:
Deposits	$5,557,864	$5,603,354
FHLB borrowings	2,174,983	2,174,981
Other borrowings	106,186	110,052
Advance payments by borrowers for taxes and insurance	28,406	65,264
Income taxes payable, net	3,413	—
Deferred income tax liabilities, net	18,510	21,253
Accounts payable and accrued expenses	68,507	83,021
Total liabilities	7,957,869	8,057,925

STOCKHOLDERS' EQUITY:
Preferred stock, $0.01 par value; 100,000,000 shares authorized, no shares issued or outstanding	—	—
Common stock, $0.01 par value; 1,400,000,000 shares authorized, 141,269,239 and 141,225,516
shares issued and outstanding as of December 31, 2018 and September 30, 2018, respectively	1,413	1,412
Additional paid-in capital	1,208,323	1,207,644
Unearned compensation, ESOP	(35,930)	(36,343)
Retained earnings	173,984	214,569
AOCI, net of tax	(1,877)	4,340
Total stockholders' equity	1,345,913	1,391,622
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$9,303,782	$9,449,547

CAPITOL FEDERAL FINANCIAL, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(Dollars in thousands)

	For the Three Months Ended
	December 31,	September 30,	December 31,
	2018	2018	2017
INTEREST AND DIVIDEND INCOME:
Loans receivable	$70,772	$66,922	$64,189
MBS	6,523	6,056	5,252
FHLB stock	1,971	1,847	3,095
Cash and cash equivalents	1,714	1,213	7,114
Investment securities	1,441	1,275	994
Total interest and dividend income	82,421	77,313	80,644

INTEREST EXPENSE:
Deposits	15,725	14,597	11,961
FHLB borrowings	13,530	11,930	17,917
Other borrowings	865	709	1,392
Total interest expense	30,120	27,236	31,270

NET INTEREST INCOME	52,301	50,077	49,374

PROVISION FOR CREDIT LOSSES	—	—	—
NET INTEREST INCOME AFTER
PROVISION FOR CREDIT LOSSES	52,301	50,077	49,374

NON-INTEREST INCOME:
Deposit service fees	3,352	4,086	3,965
Income from BOLI	635	555	534
Other non-interest income	1,437	1,179	859
Total non-interest income	5,424	5,820	5,358

NON-INTEREST EXPENSE:
Salaries and employee benefits	12,962	12,932	10,528
Information technology and related expense	4,599	3,683	3,331
Occupancy, net	3,252	3,064	2,765
Regulatory and outside services	1,766	1,790	1,140
Advertising and promotional	760	1,522	685
Deposit and loan transaction costs	736	1,464	1,407
Federal insurance premium	528	765	852
Office supplies and related expense	459	549	442
Other non-interest expense	1,720	988	886
Total non-interest expense	26,782	26,757	22,036
INCOME BEFORE INCOME TAX EXPENSE	30,943	29,140	32,696
INCOME TAX EXPENSE	6,560	7,751	860
NET INCOME	$24,383	$21,389	$31,836

The following is a reconciliation of the basic and diluted earnings per share calculations for the periods indicated.

	For the Three Months Ended
	December 31,	September 30,	December 31,
	2018	2018	2017
	(Dollars in thousands, except per share amounts)
Net income	$24,383	$21,389	$31,836
Income allocated to participating securities	(9)	(8)	(13)
Net income available to common stockholders	$24,374	$21,381	$31,823

Average common shares outstanding	137,550,471	135,375,386	134,372,531
Average committed ESOP shares outstanding	449	124,346	449
Total basic average common shares outstanding	137,550,920	135,499,732	134,372,980

Effect of dilutive stock options	41,459	55,928	94,329

Total diluted average common shares outstanding	137,592,379	135,555,660	134,467,309

Net earnings per share:
Basic	$0.18	$0.16	$0.24
Diluted	$0.18	$0.16	$0.24

Antidilutive stock options, excluded from the diluted
average common shares outstanding calculation	550,021	529,195	498,900

Loan Portfolio

The following table presents information related to the composition of our loan portfolio in terms of dollar amounts, weighted average rates, and percentages as of the dates indicated.

	December 31, 2018			September 30, 2018			December 31, 2017
			% of			% of			% of
	Amount	Rate	Total	Amount	Rate	Total	Amount	Rate	Total
	(Dollars in thousands)
One- to four-family:
Originated	$3,955,975	3.77%	52.6%	$3,965,692	3.74%	52.8%	$3,940,288	3.69%	54.9%
Correspondent purchased	2,491,692	3.61	33.2	2,505,987	3.59	33.4	2,453,625	3.54	34.2
Bulk purchased	279,719	2.67	3.7	293,607	2.60	3.9	338,084	2.31	4.7
Construction	33,443	4.08	0.4	33,149	4.03	0.4	33,063	3.47	0.4
Total	6,760,829	3.67	89.9	6,798,435	3.64	90.5	6,765,060	3.57	94.2
Commercial:
Commercial real estate	463,317	4.36	6.2	426,243	4.33	5.7	205,020	4.22	2.9
Commercial and industrial	61,221	5.19	0.8	62,869	5.00	0.9	—	—	—
Construction	93,244	4.74	1.2	80,498	4.59	1.1	80,062	3.89	1.1
Total	617,782	4.50	8.2	569,610	4.44	7.7	285,082	4.13	4.0
Consumer loans:
Home equity	129,795	6.20	1.8	129,588	5.97	1.7	123,124	5.40	1.7
Other	10,481	4.51	0.1	10,012	4.59	0.1	4,238	4.04	0.1
Total	140,276	6.07	1.9	139,600	5.87	1.8	127,362	5.36	1.8
Total loans receivable	7,518,887	3.78	100.0%	7,507,645	3.74	100.0%	7,177,504	3.62	100.0%

Less:
ACL	8,558			8,463			8,370
Discounts/unearned loan fees	33,139			33,933			25,110
Premiums/deferred costs	(48,590)			(49,236)			(45,720)
Total loans receivable, net	$7,525,780			$7,514,485			$7,189,744

Loan Activity: The following table summarizes activity in the loan portfolio, along with weighted average rates where applicable, for the periods indicated, excluding changes in ACL, discounts/unearned loan fees, and premiums/deferred costs. Loans that were paid-off as a result of refinances and loans that were sold are included in repayments. Loan endorsements are not included in the activity in the following table because a new loan is not generated at the time of the endorsement. The endorsed balance and rate are included in the ending loan portfolio balance and rate. Commercial loan renewals are not included in the activity in the following table unless new funds are disbursed at the time of renewal.

	For the Three Months Ended
	December 31, 2018		September 30, 2018		June 30, 2018		March 31, 2018
	Amount	Rate	Amount	Rate	Amount	Rate	Amount	Rate
	(Dollars in thousands)
Beginning balance	$7,507,645	3.74%	$7,226,169	3.66%	$7,187,742	3.63%	$7,177,504	3.62%
Originations and refinances:
Fixed	116,032	4.59	117,904	4.44	143,059	4.21	77,825	3.80
Adjustable	73,711	4.98	56,996	4.55	54,385	4.42	36,612	4.28
Purchases and participations:
Fixed	72,140	4.60	80,138	4.40	78,650	4.04	120,155	3.85
Adjustable	42,651	4.88	20,105	3.92	30,017	3.49	48,062	3.61
Acquisition of CCB loans, net	—	—	299,659	4.77	—	—	—	—
Change in undisbursed loan funds	(25,315)		(8,104)		19,808		(25,002)
Repayments	(267,469)		(284,927)		(286,923)		(246,894)
Principal recoveries (charge-offs), net	95		119		(46)		20
Other	(603)		(414)		(523)		(540)
Ending balance	$7,518,887	3.78	$7,507,645	3.74	$7,226,169	3.66	$7,187,742	3.63

The following table presents loan origination, refinance, and purchase activity for the periods indicated, excluding endorsement and commercial renewal activity, along with associated weighted average rates and percent of total. Loan originations, purchases, and refinances are reported together. The fixed-rate one- to four-family loans less than or equal to 15 years have an original maturity at origination of less than or equal to 15 years, while fixed-rate one- to four-family loans greater than 15 years have an original maturity at origination of greater than 15 years. The adjustable-rate one- to four-family loans less than or equal to 36 months have a term to first reset of less than or equal to 36 months at origination, and adjustable-rate one- to four-family loans greater than 36 months have a term to first reset of greater than 36 months at origination.

	For the Three Months Ended
	December 31, 2018			December 31, 2017
	Amount	Rate	% of Total	Amount	Rate	% of Total
Fixed-Rate:	(Dollars in thousands)
One- to four-family:
<= 15 years	$23,055	4.19%	7.6%	$35,734	3.16%	12.1%
> 15 years	106,134	4.58	34.9	143,949	3.82	48.5
One- to four-family construction	16,478	4.51	5.4	9,139	3.70	3.1
Commercial:
Commercial real estate	7,802	4.78	2.5	4,792	4.13	1.6
Commercial and industrial	2,402	5.34	0.8	—	—	—
Commercial construction	29,919	4.78	9.8	—	—	—
Home equity	1,194	6.50	0.4	950	5.94	0.3
Other	1,188	4.69	0.4	103	9.36	—
Total fixed-rate	188,172	4.59	61.8	194,667	3.71	65.6

Adjustable-Rate:
One- to four-family:
<= 36 months	5,228	3.72	1.7	767	2.75	0.3
> 36 months	33,079	4.04	10.9	31,935	3.12	10.7
One- to four-family construction	8,245	4.38	2.7	4,035	3.30	1.4
Commercial:
Commercial real estate	20,704	5.16	6.8	—	—	—
Commercial and industrial	2,335	5.98	0.8	—	—	—
Commercial construction	28,650	5.35	9.4	45,650	4.20	15.4
Home equity	17,426	6.32	5.7	18,826	5.31	6.3
Other	695	2.94	0.2	978	3.79	0.3
Total adjustable-rate	116,362	4.95	38.2	102,191	4.02	34.4

Total originated, refinanced and purchased	$304,534	4.73	100.0%	$296,858	3.82	100.0%

Purchased and participation loans included above:
Fixed-rate:
Correspondent - one- to four-family	$38,939	4.53		$80,773	3.71
Participations - commercial	33,201	4.68		4,792	4.13
Total fixed-rate purchased/participations	72,140	4.60		85,565	3.73

Adjustable-rate:
Correspondent - one- to four-family	14,001	3.93		19,039	3.10
Participations - commercial	28,650	5.35		45,650	4.20
Total adjustable-rate purchased/participations	42,651	4.88		64,689	3.87

Total purchased/participation loans	$114,791	4.70		$150,254	3.79

One- to Four-Family Loans: The following table presents, for our portfolio of one- to four-family loans, the amount, percent of total, weighted average credit score, weighted average loan-to-value ("LTV") ratio, and average balance per loan as of the dates presented. Credit scores are updated at least semiannually, with the latest update in September 2018, from a nationally recognized consumer rating agency. The LTV ratios were based on the current loan balance and either the lesser of the purchase price or original appraisal, or the most recent Bank appraisal, if available. In most cases, the most recent appraisal was obtained at the time of origination.

	December 31, 2018					September 30, 2018					December 31, 2017
		% of	Credit		Average		% of	Credit		Average		% of	Credit		Average
	Amount	Total	Score	LTV	Balance	Amount	Total	Score	LTV	Balance	Amount	Total	Score	LTV	Balance
	(Dollars in thousands)
Originated	$3,955,975	58.8%	767	62%	$139	$3,965,692	58.6%	767	62%	$138	$3,940,288	58.5%	767	63%	$135
Correspondent purchased	2,491,692	37.0	764	66	377	2,505,987	37.1	764	67	378	2,453,625	36.5	764	68	377
Bulk purchased	279,719	4.2	758	62	304	293,607	4.3	758	62	304	338,084	5.0	757	62	304
	$6,727,386	100.0%	765	64	186	$6,765,286	100.0%	765	64	186	$6,731,997	100.0%	765	64	183

The following table presents originated, refinanced, and correspondent purchased activity in our one- to four-family loan portfolio, excluding endorsement activity, along with associated weighted average LTVs and weighted average credit scores for the periods indicated. Of the loans originated during the current quarter, $15.4 million were refinanced from other lenders.

	For the Three Months Ended
	December 31, 2018			December 31, 2017
			Credit			Credit
	Amount	LTV	Score	Amount	LTV	Score
	(Dollars in thousands)
Originated	$126,325	77%	754	$101,420	77%	763
Refinanced by Bank customers	12,954	67	743	24,327	66	754
Correspondent purchased	52,940	74	763	99,812	75	766
	$192,219	75	756	$225,559	75	764

The following table presents the amount, percent of total, and weighted average rate, by state, of one- to four-family loan originations and correspondent purchases where originations and purchases in the state exceeded five percent of the total amount originated and purchased during the quarter ended December 31, 2018.

	For the Three Months Ended
	December 31, 2018
State	Amount	% of Total	Rate
	(Dollars in thousands)
Kansas	$121,760	63.3%	4.43%
Missouri	32,208	16.8	4.44
Texas	17,521	9.1	4.22
Other states	20,730	10.8	4.35
	$192,219	100.0%	4.40

The following table summarizes our one- to four-family loan origination and refinance commitments and one- to four-family correspondent loan purchase commitments as of December 31, 2018, along with associated weighted average rates. Loan commitments generally have fixed expiration dates or other termination clauses and may require the payment of a rate lock fee. It is expected that some of the loan commitments will expire unfunded, so the amounts reflected in the table below are not necessarily indicative of future cash needs.

	Fixed-Rate
	15 years	More than	Adjustable-	Total
	or less	15 years	Rate	Amount	Rate
	(Dollars in thousands)
Originate/refinance	$5,186	$28,271	$11,413	$44,870	4.47%
Correspondent	2,002	56,991	10,167	69,160	4.43
	$7,188	$85,262	$21,580	$114,030	4.45

Rate	4.19%	4.57%	4.05%

Commercial Loans: During the current quarter, the Bank entered into commercial real estate loan participations totaling $61.9 million, which included $58.6 million of commercial real estate construction loans. The majority of the $58.6 million of commercial real estate construction loans had not yet been funded as of December 31, 2018. During the current quarter, the Bank funded $35.4 million of commercial real estate construction participation loans. The Bank also originated $30.0 million of commercial loans during the current quarter.

The following table presents the Bank's commercial real estate loans and outstanding loan commitments by industry classification, as defined by the North American Industry Classification System, as of December 31, 2018. Based on the terms of the construction loans as of December 31, 2018, of the $182.9 million of undisbursed amounts in the table, which does not include outstanding commitments, $44.7 million is projected to be disbursed by March 31, 2019, and an additional $99.1 million is projected to be disbursed by December 31, 2019. It is possible that not all of the funds will be disbursed due to the nature of the funding of construction projects. Included in the gross loan amounts in the table, which does not include outstanding commitments, are fixed-rate loans totaling $434.1 million at a weighted average rate of 4.26% and adjustable-rate loans totaling $305.4 million at a weighted average rate of 4.95%. The weighted average rate of fixed-rate loans is lower than that of adjustable-rate loans due primarily to the majority of the fixed-rate loans in the portfolio at December 31, 2018 having shorter terms to maturity. Additionally, the credit risk for most of the Bank's commercial real estate borrowing relationships is mitigated due to the amount of borrower equity injected into the projects, strong debt service coverage ratios, and the liquidity, personal cash flow and net worth of the guarantors. Several of these borrowing relationships have a preference for fixed-rate loans and the market interest rates are typically lower for these types of borrowers.

	Unpaid	Undisbursed	Gross Loan	Outstanding		% of
	Principal	Amount	Amount	Commitments	Total	Total
	(Dollars in thousands)
Health care and social assistance	$117,621	$65,002	$182,623	$71,069	$253,692	30.9%
Accommodation and food services	150,446	29,565	180,011	—	180,011	21.9
Real estate rental and leasing	130,905	22,521	153,426	435	153,861	18.7
Retail trade	45,208	25,478	70,686	9,186	79,872	9.7
Multi-family	33,208	37,141	70,349	—	70,349	8.6
Arts, entertainment, and recreation	36,934	597	37,531	—	37,531	4.6
Other	42,239	2,625	44,864	900	45,764	5.6
	$556,561	$182,929	$739,490	$81,590	$821,080	100.0%

Weighted average rate	4.42%	4.92%	4.54%	4.72%	4.56%

The following table summarizes the Bank's commercial real estate loans and outstanding loan commitments by state as of December 31, 2018.

	Unpaid	Undisbursed	Gross Loan	Outstanding		% of
	Principal	Amount	Amount	Commitments	Total	Total
	(Dollars in thousands)
Kansas	$211,272	$17,692	$228,964	$72,404	$301,368	36.7%
Missouri	171,458	65,447	236,905	3,286	240,191	29.2
Texas	137,594	61,902	199,496	5,900	205,396	25.0
Kentucky	4,317	21,242	25,559	—	25,559	3.1
Nebraska	6,995	15,146	22,141	—	22,141	2.7
Colorado	9,130	—	9,130	—	9,130	1.1
Other	15,795	1,500	17,295	—	17,295	2.2
	$556,561	$182,929	$739,490	$81,590	$821,080	100.0%

The following table presents the Bank's commercial and industrial loans and outstanding loan commitments by business purpose, as of December 31, 2018.

	Unpaid	Undisbursed	Gross Loan	Outstanding		% of
	Principal	Amount	Amount	Commitments	Total	Total
	(Dollars in thousands)
Working capital	$35,487	$18,212	$53,699	$—	$53,699	63.1%
Equipment	16,420	577	16,997	—	16,997	20.0
Auto lease	3,983	234	4,217	1,139	5,356	6.3
Small Business Administration	4,226	391	4,617	—	4,617	5.4
Other	1,105	406	1,511	2,932	4,443	5.2
	$61,221	$19,820	$81,041	$4,071	$85,112	100.0%

The following table presents the Bank's commercial loan portfolio and outstanding loan commitments, categorized by gross loan amount (unpaid principal plus undisbursed amounts) or outstanding loan commitment amount, as of December 31, 2018.

Amount
(Dollars in thousands)
Greater than $30 million	$257,944
>$15 to $30 million	242,259
>$10 to $15 million	36,925
>$5 to $10 million	43,775
$1 to $5 million	178,411
Less than $1 million	146,878
$906,192

Asset Quality
The following tables present loans 30 to 89 days delinquent, non-performing loans, and OREO as of the dates indicated. Of the loans 30 to 89 days delinquent at December 31, 2018, approximately 78% were 59 days or less delinquent. Non-performing loans are loans that are 90 or more days delinquent or in foreclosure, and nonaccrual loans that are less than 90 days delinquent but are required to be reported as nonaccrual pursuant to Office of the Comptroller of the Currency ("OCC") reporting requirements even if the loans are current. Non-performing assets include non-performing loans and OREO. Over the past 12 months, OREO properties acquired in settlement of one- to four-family loans were owned by the Bank, on average, for approximately four months before they were sold.

	Loans Delinquent for 30 to 89 Days at:
	December 31, 2018		September 30, 2018		June 30, 2018		March 31, 2018		December 31, 2017
	Number	Amount	Number	Amount	Number	Amount	Number	Amount	Number	Amount
	(Dollars in thousands)
One- to four-family:
Originated	118	$9,765	129	$10,647	104	$7,639	106	$8,476	129	$11,435
Correspondent purchased	10	1,969	18	3,803	6	1,757	5	744	4	1,118
Bulk purchased	15	2,780	15	3,502	16	3,773	17	4,182	21	4,691
Commercial	2	64	6	322	1	40	—	—	—	—
Consumer	42	744	38	533	30	363	24	356	38	637
	187	$15,322	206	$18,807	157	$13,572	152	$13,758	192	$17,881
30 to 89 days delinquent loans
to total loans receivable, net		0.20%		0.25%		0.19%		0.19%		0.25%

	Non-Performing Loans and OREO at:
	December 31, 2018		September 30, 2018		June 30, 2018		March 31, 2018		December 31, 2017
	Number	Amount	Number	Amount	Number	Amount	Number	Amount	Number	Amount
	(Dollars in thousands)
Loans 90 or More Days Delinquent or in Foreclosure:
One- to four-family:
Originated	69	$5,301	67	$5,040	64	$5,043	67	$6,434	67	$5,981
Correspondent purchased	5	1,093	1	449	4	863	4	1,151	2	553
Bulk purchased	10	3,137	11	3,045	8	2,597	12	3,325	14	3,693
Commercial	—	—	—	—	—	—	—	—	—	—
Consumer	28	513	30	569	27	425	28	428	26	514
	112	10,044	109	9,103	103	8,928	111	11,338	109	10,741

Loans 90 or more days delinquent or in foreclosure
as a percentage of total loans		0.13%		0.12%		0.12%		0.16%		0.15%

Nonaccrual loans less than 90 Days Delinquent:(1)
One- to four-family:
Originated	15	$1,017	19	$1,482	24	$2,469	27	$2,961	32	$3,385
Correspondent purchased	1	298	2	396	1	95	—	—	3	768
Bulk purchased	—	—	—	—	1	340	1	342	2	442
Commercial	—	—	—	—	—	—	—	—	—	—
Consumer	2	8	2	9	4	68	3	55	5	86
	18	1,323	23	1,887	30	2,972	31	3,358	42	4,681
Total non-performing loans	130	11,367	132	10,990	133	11,900	142	14,696	151	15,422

Non-performing loans as a percentage of total loans		0.15%		0.15%		0.16%		0.20%		0.21%

OREO:
One- to four-family:
Originated(2)	4	$588	8	$843	4	$208	2	$232	2	$40
Bulk purchased	1	322	1	454	2	689	1	454	2	768
Commercial	1	600	1	600	—	—	—	—	—	—
Consumer	—	—	—	—	—	—	—	—	1	67
	6	1,510	10	1,897	6	897	3	686	5	875
Total non-performing assets	136	$12,877	142	$12,887	139	$12,797	145	$15,382	156	$16,297

Non-performing assets as a percentage of total assets		0.14%		0.14%		0.14%		0.17%		0.18%

(1)
Represents loans required to be reported as nonaccrual pursuant to regulatory reporting requirements even if the loans are current. At December 31, 2018, September 30, 2018, June 30, 2018, March 31, 2018, and December 31, 2017, this amount was comprised of $516 thousand, $1.1 million, $990 thousand, $935 thousand, and $1.8 million, respectively, of loans that were 30 to 89 days delinquent and were reported as such, and $807 thousand, $800 thousand, $2.0 million, $2.4 million, and $2.9 million, respectively, of loans that were current.

(2)	Real estate-related consumer loans where we also hold the first mortgage are included in the one- to four-family category as the underlying collateral is one- to four-family property.

The following tables present ACL activity and related ratios at the dates and for the periods indicated.

	For the Three Months Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
	2018	2018	2018	2018	2017
	(Dollars in thousands)
Balance at beginning of period	$8,463	$8,344	$8,390	$8,370	$8,398
Charge-offs:
One- to four-family	(46)	(14)	(51)	(196)	(3)
Commercial	—	—	—	—	—
Consumer	(10)	—	(3)	(4)	(31)
Total charge-offs	(56)	(14)	(54)	(200)	(34)
Recoveries:
One- to four-family	92	123	4	213	—
Commercial	2	—	—	—	—
Consumer	57	10	4	7	6
Total recoveries	151	133	8	220	6
Net recoveries (charge-offs)	95	119	(46)	20	(28)
Provision for credit losses	—	—	—	—	—
Balance at end of period	$8,558	$8,463	$8,344	$8,390	$8,370

Ratio of net charge-offs during the period
to average loans outstanding during the period	—%	—%	—%	—%	—%
Ratio of net (recoveries) charge-offs during the
period to average non-performing assets	(0.74)	(0.93)	0.33	(0.13)	0.16
ACL to non-performing loans at end of period	75.29	77.01	70.12	57.09	54.27
ACL to loans receivable, net at end of period	0.11	0.11	0.12	0.12	0.12
ACL to net charge-offs (annualized)	N/M(1)	N/M(1)	45.3x	N/M(1)	76.4x

(1)	This ratio is not presented for the time periods noted due to loan recoveries exceeding loan charge-offs during these periods.

The distribution of our ACL at the dates indicated is summarized below.  Each quarter, we prepare a formula analysis model which segregates the loan portfolio into categories based on certain risk characteristics.   Historical loss factors and qualitative factors are applied to each loan category in the formula analysis model.  The factors are reviewed by management quarterly to assess whether the factors adequately cover probable and estimable losses inherent in the loan portfolio.  The historical loss factors and qualitative factors have continued to improve for our one-to four-family portfolio.  To the extent the commercial loan portfolio continues to grow and the inherent loss factors remain relatively constant, the related ACL amounts are expected to increase as well.  In addition to the formula analysis model, management considers several other relevant internal and external data elements when evaluating the overall adequacy of the ACL. Management considers the overall ACL to be adequate for the loan portfolio at December 31, 2018.

	At
	December 31,	September 30,	June 30,	March 31,	December 31,
	2018	2018	2018	2018	2017
	(Dollars in thousands)
One- to four-family:
Originated	$2,740	$2,933	$3,008	$3,134	$3,090
Correspondent purchased	1,748	1,861	1,923	2,034	1,902
Bulk purchased	836	925	1,000	1,000	1,000
Construction	21	20	21	22	25
Total	5,345	5,739	5,952	6,190	6,017
Commercial:
Commercial real estate	2,055	1,801	1,784	1,778	1,356
Commercial and industrial	55	21	—	—	—
Construction	923	734	446	260	801
Total	3,033	2,556	2,230	2,038	2,157
Consumer	180	168	162	162	196
Total	$8,558	$8,463	$8,344	$8,390	$8,370

Securities Portfolio

The following table presents the distribution of our securities portfolio, at amortized cost, at the dates indicated. Overall, fixed-rate securities comprised 77% of our securities portfolio at December 31, 2018. The weighted average life ("WAL") is the estimated remaining maturity (in years) after three-month historical prepayment speeds and projected call option assumptions have been applied. Weighted average yields on tax-exempt securities are not calculated on a fully taxable equivalent basis.

	December 31, 2018			September 30, 2018			December 31, 2017
	Amount	Yield	WAL	Amount	Yield	WAL	Amount	Yield	WAL
	(Dollars in thousands)
Fixed-rate securities:
MBS	$685,636	2.44%	3.1	$732,095	2.43%	3.0	$611,466	2.15%	2.9
U.S. government-sponsored enterprise debentures	243,550	2.20	1.8	268,525	2.09	2.3	296,327	1.39	1.1
Municipal bonds	22,845	1.57	1.6	24,574	1.56	1.8	26,561	1.51	1.9
Total fixed-rate securities	952,031	2.35	2.8	1,025,194	2.32	2.8	934,354	1.89	2.3

Adjustable-rate securities:
MBS	284,584	3.07	4.9	305,688	2.89	4.5	334,921	2.59	5.1
Total securities portfolio	$1,236,615	2.52	3.3	$1,330,882	2.45	3.2	$1,269,275	2.07	3.0

MBS: The following table summarizes the activity in our portfolio of MBS for the periods presented. The weighted average yields and WALs for purchases are presented as recorded at the time of purchase. The weighted average yields for the beginning balances are as of the last day of the period previous to the period presented and the weighted average yields for the ending balances are as of the last day of the period presented and are generally derived from recent prepayment activity on the securities in the portfolio as of the dates presented. The beginning and ending WAL is the estimated remaining principal repayment term (in years) after three-month historical prepayment speeds have been applied.

	For the Three Months Ended
	December 31, 2018			September 30, 2018			June 30, 2018			March 31, 2018
	Amount	Yield	WAL	Amount	Yield	WAL	Amount	Yield	WAL	Amount	Yield	WAL
	(Dollars in thousands)
Beginning balance - carrying value	$1,036,990	2.57%	3.4	$958,269	2.46%	3.7	$982,405	2.39%	3.8	$951,238	2.31%	3.7
Maturities and repayments	(67,214)			(77,985)			(69,843)			(63,520)
Net amortization of (premiums)/discounts	(349)			(624)			(702)			(788)
Purchases:
Fixed	—	—	—	74,178	3.11	3.7	24,348	2.90	3.7	77,437	2.92	4.1
Adjustable	—	—	—	—	—	—	23,544	2.35	3.0	19,610	2.68	4.3
Acquisition of CCB securities, net	—	—	—	85,741	3.13	2.5	—	—	—	—	—	—
Change in valuation on AFS securities	3,116			(2,589)			(1,483)			(1,572)
Ending balance - carrying value	$972,543	2.62	3.6	$1,036,990	2.57	3.4	$958,269	2.46	3.7	$982,405	2.39	3.8

Investment Securities: The following table summarizes the activity of investment securities for the periods presented. The weighted average yields and WALs for purchases are presented as recorded at the time of purchase. The weighted average yields for the beginning balances are as of the last day of the period previous to the period presented and the weighted average yields for the ending balances are as of the last day of the period presented. The beginning and ending WALs represent the estimated remaining principal repayment terms (in years) of the securities after projected call dates have been considered, based upon market rates at each date presented.

	For the Three Months Ended
	December 31, 2018			September 30, 2018			June 30, 2018			March 31, 2018
	Amount	Yield	WAL	Amount	Yield	WAL	Amount	Yield	WAL	Amount	Yield	WAL
	(Dollars in thousands)
Beginning balance - carrying value	$289,942	2.05%	2.2	$261,614	1.95%	2.2	$293,113	1.61%	1.5	$321,452	1.40%	1.2
Maturities, calls and sales	(26,665)			(2,010)			(71,700)			(52,360)
Net amortization of (premiums)/discounts	(39)			(48)			(43)			(43)
Purchases:
Fixed	—	—	—	24,996	3.01	3.0	40,564	3.02	2.1	25,000	2.81	1.0
Acquisition of CCB securities, net	—	—	—	5,855	2.12	1.0	—	—	—	—	—	—
Change in valuation on AFS securities	1,544			(465)			(320)			(936)
Ending balance - carrying value	$264,782	2.14	1.8	$289,942	2.05	2.2	$261,614	1.95	2.2	$293,113	1.61	1.5

Deposit Portfolio

The following table presents the amount, weighted average rate, and percent of total for the components of our deposit portfolio at the dates presented. The decrease in retail/business certificates of deposit at December 31, 2018 compared to September 30, 2018 was due mainly to seasonality.

	December 31, 2018			September 30, 2018			December 31, 2017
			% of			% of			% of
	Amount	Rate	Total	Amount	Rate	Total	Amount	Rate	Total
	(Dollars in thousands)
Non-interest-bearing checking	$348,867	—%	6.3%	$336,454	—%	6.0%	$250,621	—%	4.8%
Interest-bearing checking	729,712	0.07	13.1	724,066	0.08	12.9	646,043	0.05	12.3
Savings	350,089	0.06	6.3	352,896	0.07	6.3	352,051	0.31	6.7
Money market	1,256,302	0.72	22.6	1,252,881	0.47	22.4	1,195,530	0.38	22.7
Retail/business certificates of deposit	2,479,614	1.86	44.6	2,529,368	1.79	45.1	2,419,380	1.57	45.9
Public unit certificates of deposit	393,280	2.07	7.1	407,689	1.89	7.3	402,592	1.37	7.6
	$5,557,864	1.15	100.0%	$5,603,354	1.06	100.0%	$5,266,217	0.94	100.0%

The following table presents scheduled maturity information for our certificates of deposit, including public unit certificates of deposit, along with associated weighted average rates, at December 31, 2018.

	Amount Due
		More than	More than
	1 year	1 year to	2 years to 3	More than	Total
Rate range	or less	2 years	years	3 years	Amount	Rate
	(Dollars in thousands)
0.00 – 0.99%	$134,069	$3,423	$2,421	$234	$140,147	0.72%
1.00 – 1.99%	829,500	485,108	300,292	178,513	1,793,413	1.69
2.00 – 2.99%	376,887	191,399	78,987	291,825	939,098	2.44
3.00 – 3.99%	—	—	—	236	236	3.00
	$1,340,456	$679,930	$381,700	$470,808	$2,872,894	1.89

Percent of total	46.6%	23.7%	13.3%	16.4%
Weighted average rate	1.74	1.93	1.95	2.23
Weighted average maturity (in years)	0.5	1.4	2.5	3.7	1.5
Weighted average maturity for the retail/business certificate of deposit portfolio (in years)					1.7

Borrowings

The following table presents the maturity of term borrowings (including FHLB advances, at par, and repurchase agreements), along with associated weighted average contractual and effective rates as of December 31, 2018. Included in the table are $575.0 million of 12-month adjustable-rate FHLB advances that are hedged with interest rate swaps with a notional amount of $575.0 million. The 12-month adjustable-rate FHLB advances are presented in the table below based on their contractual maturity dates, including $375.0 million in fiscal year 2019 and $200.0 million in fiscal year 2020. These advances will be renewed each year until the maturity or termination of the swaps. The interest rate swaps had an expected WAL of 5.1 years at December 31, 2018.

	FHLB	Repurchase
Maturity by	Advances	Agreements	Contractual	Effective
Fiscal Year	Amount	Amount	Rate	Rate(1)
	(Dollars in thousands)
2019	575,000	—	2.23	2.29
2020	550,000	100,000	2.24	2.22
2021	550,000	—	2.27	2.27
2022	200,000	—	2.23	2.23
2023	100,000	—	1.82	1.82
2024	100,000	—	3.39	3.39
	$2,075,000	$100,000	2.28	2.28

(1)	The effective rate includes the impact of interest rate swaps and the amortization of deferred prepayment penalties resulting from FHLB advances previously prepaid.

As of December 31, 2018 and September 30, 2018, the Bank had $100.0 million outstanding on its FHLB line of credit which was not related to the leverage strategy. The average rate paid on these funds during the quarter ended December 31, 2018 was 2.47%, compared to 2.17% during the quarter ended September 30, 2018.

The following table presents the maturity and weighted average repricing rate, which is also the weighted average effective rate, of certificates of deposit and term borrowings for the next four quarters as of December 31, 2018.

	Retail/Business		Public Unit		Term
Maturity by	Certificate	Repricing	Certificate	Repricing	Borrowings	Repricing		Repricing
Quarter End	Amount	Rate	Amount	Rate	Amount	Rate	Total	Rate
	(Dollars in thousands)
March 31, 2019	$182,299	1.23%	$111,480	1.95%	$—	—%	$293,779	1.50%
June 30, 2019	236,332	1.38	101,113	1.97	200,000	2.11	537,445	1.76
September 30, 2019	278,441	1.79	56,986	1.88	375,000	2.38	710,427	2.11
December 31, 2019	318,855	1.99	54,950	2.21	350,000	2.40	723,805	2.20
	$1,015,927	1.65	$324,529	1.99	$925,000	2.33	$2,265,456	1.98

The following tables present borrowing activity for the periods shown. The borrowings presented in the table have original contractual terms of one year or longer. Management expects to redeem the remaining junior subordinated debentures assumed in the CCB acquisition during the first half of fiscal year 2019. FHLB advances are presented at par. The weighted average effective rate includes the impact of interest rate swaps and the amortization of deferred prepayment penalties resulting from FHLB advances previously prepaid. The weighted average maturity ("WAM") is the remaining weighted average contractual term in years. The beginning and ending WAMs represent the remaining maturity at each date presented. For new borrowings, the WAMs presented are as of the date of issue.

	For the Three Months Ended
	December 31, 2018			September 30, 2018			June 30, 2018			March 31, 2018
		Effective			Effective			Effective			Effective
	Amount	Rate	WAM	Amount	Rate	WAM	Amount	Rate	WAM	Amount	Rate	WAM
	(Dollars in thousands)
Beginning balance	$2,185,052	2.17%	2.9	$2,175,000	2.10%	2.7	$2,175,000	2.09%	2.4	$2,175,000	2.09%	2.7
Maturities:
FHLB advances	(300,000)	1.73		(275,000)	2.17		(100,000)	2.82		—	—
CCB acquisition - junior subordinated debentures assumed (redeemed)	(3,866)	5.82	13.5	10,052	8.75	12.7	—	—	—	—	—	—
New FHLB borrowings:
Fixed-rate	100,000	3.39	5.0	—	—	—	—	—	—	—	—	—
Interest rate swaps(1)	200,000	2.46	3.5	275,000	2.53	5.6	100,000	2.92	10.0	—	—	—
Ending balance	$2,181,186	2.31	3.0	$2,185,052	2.17	2.9	$2,175,000	2.10	2.7	$2,175,000	2.09	2.4

(1)
Represents adjustable-rate FHLB advances for which the Bank has entered into interest rate swaps to hedge the variability in cash flows associated with the advances. The effective rate and WAM presented include the effect of the interest rate swaps.

Average Rates and Lives

At December 31, 2018, the Bank's gap between the amount of interest-earning assets and interest-bearing liabilities projected to reprice within one year was $100.6 million, or 1.08% of total assets, compared to $(14.9) million, or (0.16)% of total assets, at September 30, 2018. The increase in the one-year gap amount was due primarily to an expected increase in cash flows from mortgage-related assets compared to September 30, 2018 as a result of lower interest rates. As interest rates fall, borrowers have more economic incentive to refinance their mortgages and agency debt issuers have more economic incentive or opportunity to exercise their call options in order to issue new debt at lower interest rates, resulting in higher projected cash flows on these assets.

The majority of interest-earning assets anticipated to reprice in the coming year are repayments and prepayments on one- to four-family loans and MBS, both of which include the option to prepay without a fee being paid by the contract holder. The amount of interest-bearing liabilities expected to reprice in a given period is not typically impacted significantly by changes in interest rates because the Bank's borrowings and certificate of deposit portfolios have contractual maturities and generally cannot be terminated early without a prepayment penalty. If interest rates were to increase 200 basis points, as of December 31, 2018, the Bank's one-year gap is projected to be $(419.2) million, or (4.51)% of total assets. This compares to a one-year gap of $(394.8) million, or (4.18)% of total assets, if interest rates were to have increased 200 basis points as of September 30, 2018. The decrease in the gap compared to no change in rates is due to lower anticipated cash flows in the higher rate environment.

During the current quarter, loan repayments totaled $267.5 million and cash flows from the securities portfolio totaled $93.9 million. The majority of these cash flows were reinvested into new loans at current market interest rates. Total cash flows from fixed-rate liabilities that matured and repriced into current market interest rates during the current quarter were $625.2 million, including $300.0 million of term borrowings. These offsetting cash flows allow the Bank to manage its interest rate risk and gap position more precisely than if the Bank did not have offsetting cash flows due to its mix of assets or maturity structure of liabilities.

Other strategies include managing the Bank's wholesale assets and liabilities. The Bank primarily uses long-term fixed-rate borrowings with no embedded options to lengthen the average life of the Bank's liabilities. The fixed-rate characteristics of these borrowings lock-in the cost until maturity and thus decrease the amount of liabilities repricing as interest rates move higher compared to funding with lower-cost short-term borrowings. These borrowings are laddered in order to prevent large amounts of liabilities repricing in any one period. The WAL of the Bank's term borrowings as of December 31, 2018 was 1.7 years. However, including the impact of interest rate swaps related to $575.0 million of adjustable-rate FHLB advances, the WAL of the Bank's term borrowings as of December 31, 2018 was 3.0 years. The interest rate swaps effectively convert the adjustable-rate borrowings into long-term, fixed-rate liabilities.

The Bank uses the securities portfolio to shorten the average life of the Bank's assets. Purchases in the securities portfolio over the past few years have primarily been focused on callable agency debentures with maturities no longer than five years, shorter duration MBS, and adjustable-rate MBS. These securities have a shorter average life and provide a steady source of cash flow that can be reinvested as interest rates rise into higher-yielding assets.

In addition to the wholesale strategies, the Bank has sought to increase non-maturity deposits and long-term certificates of deposit. Non-maturity deposits are expected to reduce the risk of higher interest rates because their interest rates are not expected to increase significantly as market interest rates rise. Specifically, checking accounts and savings accounts have had minimal interest rate fluctuations throughout historical interest rate cycles, though no assurance can be given that this will be the case in future interest rate cycles. The balances and rates of these accounts have historically tended to remain very stable over time, giving them the characteristic of long-term liabilities. The Bank uses historical data pertaining to these accounts to estimate their future balances.

Over the last few years, the Bank has priced long-term certificates of deposit more aggressively than short-term certificates of deposit with the goal of giving customers incentive to move funds into longer-term certificates of deposit when interest rates were lower. Long-term certificates of deposit reduce the amount of liabilities repricing as interest rates rise in a given time period.

The following table presents the weighted average yields/rates and WALs (in years), after applying prepayment, call assumptions, and decay rates for our interest-earning assets and interest-bearing liabilities as of December 31, 2018. Yields presented for interest-earning assets include the amortization of fees, costs, premiums and discounts, which are considered adjustments to the yield. The interest rate presented for term borrowings is the effective rate, which includes the impact of interest rate swaps and the amortization of deferred prepayment penalties resulting from FHLB advances previously prepaid. The WAL presented for term borrowings includes the effect of interest rate swaps. The maturity and repricing terms presented for one- to four-family loans represent the contractual terms of the loan.

	Amount	Yield/Rate	WAL	% of Category	% of Total
	(Dollars in thousands)
Investment securities	$264,782	2.14%	1.1	21.4%	3.0%
MBS - fixed	685,902	2.44	3.3	55.4	7.7
MBS - adjustable	286,641	3.07	2.8	23.2	3.2
Total securities	1,237,325	2.52	2.7	100.0%	13.9
Loans receivable:
Fixed-rate one- to four-family:
<= 15 years	1,123,400	3.16	4.0	14.9%	12.6
> 15 years	4,495,853	3.88	6.4	59.8	50.3
Fixed-rate commercial	378,717	4.55	3.6	5.1	4.2
All other fixed-rate loans	46,280	5.41	3.6	0.6	0.5
Total fixed-rate loans	6,044,250	3.80	5.8	80.4	67.6
Adjustable-rate one- to four-family:
<= 36 months	243,402	2.23	3.3	3.2	2.7
> 36 months	864,731	3.35	2.5	11.5	9.7
Adjustable-rate commercial	239,065	5.40	7.7	3.2	2.7
All other adjustable-rate loans	127,439	5.89	1.5	1.7	1.4
Total adjustable-rate loans	1,474,637	3.72	3.4	19.6	16.5
Total loans receivable	7,518,887	3.78	5.3	100.0%	84.1
FHLB stock	100,521	7.22	1.7		1.1
Cash and cash equivalents	81,713	2.39	—		0.9
Total interest-earning assets	$8,938,446	3.64	4.9		100.0%

Non-maturity deposits	$2,684,970	0.37	12.9	48.3%	34.3%
Retail/business certificates of deposit	2,479,614	1.86	1.7	44.6	31.6
Public unit certificates of deposit	393,280	2.07	0.7	7.1	5.0
Total deposits	5,557,864	1.15	7.0	100.0%	70.9
Term borrowings	2,181,186	2.31	3.0	95.6%	27.8
FHLB line of credit	100,000	2.65	—	4.4	1.3
Total borrowings	2,281,186	2.32	2.8	100.0%	29.1
Total interest-bearing liabilities	$7,839,050	1.50	5.8		100.0%

Average Balance Sheets

The following table presents the average balances of our assets, liabilities, and stockholders' equity, and the related annualized weighted average yields and rates on our interest-earning assets and interest-bearing liabilities for the periods indicated and the weighted average yield/rate on our interest-earning assets and interest-bearing liabilities at December 31, 2018, as well as selected performance ratios and other information as of the dates and for the periods shown. At December 31, 2018, the leverage strategy was not in place, so the yields/rates presented at December 31, 2018 in the tables below do not reflect the effects of the leverage strategy. Weighted average yields are derived by dividing annualized income by the average balance of the related assets, and weighted average rates are derived by dividing annualized expense by the average balance of the related liabilities, for the periods shown. Average outstanding balances are derived from average daily balances. The weighted average yields and rates include amortization of fees, costs, premiums and discounts, which are considered adjustments to yields/rates. Weighted average yields on tax-exempt securities are not calculated on a fully taxable equivalent basis.

	At	For the Three Months Ended
	December 31,	December 31, 2018			September 30, 2018			December 31, 2017
	2018	Average	Interest		Average	Interest		Average	Interest
	Yield/	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/
	Rate	Amount	Paid	Rate	Amount	Paid	Rate	Amount	Paid	Rate
Assets:		(Dollars in thousands)
Interest-earning assets:
One- to four-family loans	3.62%	$6,793,226	$60,983	3.59%	$6,795,316	$60,388	3.55%	$6,792,743	$59,537	3.51%
Commercial loans	4.92	589,346	7,602	5.05	403,229	4,622	4.49	276,640	2,941	4.17
Consumer loans	6.17	139,373	2,187	6.23	128,000	1,912	5.93	126,555	1,711	5.37
Total loans receivable(1)	3.78	7,521,945	70,772	3.75	7,326,545	66,922	3.65	7,195,938	64,189	3.56
MBS(2)	2.62	1,007,645	6,523	2.59	987,993	6,056	2.45	932,801	5,252	2.25
Investment securities(2)(3)	2.14	282,256	1,441	2.04	266,143	1,275	1.92	300,110	994	1.32
FHLB stock	7.22	108,227	1,971	7.23	101,084	1,847	7.25	191,482	3,095	6.41
Cash and cash equivalents(4)	2.39	304,893	1,714	2.20	242,376	1,213	1.96	2,159,019	7,114	1.29
Total interest-earning assets(1)(2)	3.64	9,224,966	82,421	3.56	8,924,141	77,313	3.46	10,779,350	80,644	2.98
Other non-interest-earning assets		367,755			335,576			304,850
Total assets		$9,592,721			$9,259,717			$11,084,200

Liabilities and stockholders' equity:
Interest-bearing liabilities:
Checking	0.05	$1,050,474	144	0.05	$945,759	102	0.04	$844,932	77	0.04
Savings	0.06	349,406	57	0.06	387,711	438	0.45	348,573	248	0.28
Money market	0.72	1,246,809	2,172	0.69	1,196,837	1,429	0.47	1,189,511	791	0.26
Retail/business certificates	1.86	2,499,056	11,455	1.82	2,458,703	10,695	1.73	2,429,711	9,413	1.54
Wholesale certificates	2.07	383,860	1,897	1.96	414,954	1,933	1.85	428,246	1,432	1.33
Total deposits	1.15	5,529,605	15,725	1.13	5,403,964	14,597	1.07	5,240,973	11,961	0.91
FHLB borrowings(5)	2.29	2,403,568	13,530	2.22	2,244,663	11,930	2.10	4,146,750	17,917	1.71
Other borrowings	3.00	109,716	865	3.08	103,278	709	2.68	187,522	1,392	2.90
Total borrowings	2.32	2,513,284	14,395	2.26	2,347,941	12,639	2.13	4,334,272	19,309	1.76
Total interest-bearing liabilities	1.50	8,042,889	30,120	1.48	7,751,905	27,236	1.39	9,575,245	31,270	1.29
Other non-interest-bearing liabilities		167,205			145,173			144,613
Stockholders' equity		1,382,627			1,362,639			1,364,342
Total liabilities and stockholders' equity		$9,592,721			$9,259,717			$11,084,200

Net interest income(6)			$52,301			$50,077			$49,374
Net interest rate spread(7)(8)	2.14			2.08			2.07			1.69
Net interest-earning assets		$1,182,077			$1,172,236			$1,204,105
Net interest margin(8)(9)				2.27			2.24			1.83
Ratio of interest-earning assets to interest-bearing liabilities				1.15x			1.15x			1.13x

Selected performance ratios:
Return on average assets (annualized)(8)				1.02%			0.92%			1.15%
Return on average equity (annualized)(8)				7.05			6.28			9.33
Average equity to average assets				14.41			14.72			12.31
Operating expense ratio(10)				1.12			1.16			0.80
Efficiency ratio(8)(11)				46.40			47.87			40.26
Pre-tax yield on leverage strategy(12)				0.03			0.06			0.19

(1)	Calculated net of unearned loan fees, premiums and deferred costs. Loans that are 90 or more days delinquent are included in the loans receivable average balance with a yield of zero percent.

(2)	MBS and investment securities classified as AFS are stated at amortized cost, adjusted for unamortized purchase premiums or discounts.

(3)
The average balance of investment securities includes an average balance of nontaxable securities of $23.5 million, $23.5 million, and $27.5 million for the quarters ended December 31, 2018, September 30, 2018, and December 31, 2017, respectively.

(4)
The average balance of cash and cash equivalents includes an average balance of cash related to the leverage strategy of $218.0 million, $65.4 million, and $1.92 billion for the quarters ended December 31, 2018, September 30, 2018, and December 31, 2017, respectively.

(5)
Included in this line, for the quarters ended December 31, 2018, September 30, 2018, and December 31, 2017, are FHLB borrowings related to the leverage strategy with an average outstanding amount of $228.3 million, $68.5 million, and $2.01 billion, respectively, and interest paid of $1.4 million, $369 thousand, and $6.7 million, respectively, at a rate of 2.36%, 2.11%, and 1.31%, respectively, and FHLB borrowings not related to the leverage strategy with an average outstanding amount of $2.18 billion, $2.18 billion, and $2.14 billion, respectively, and interest paid of $12.2 million, $11.6 million, and $11.2 million, respectively, at a rate of 2.20%, 2.10%, and 2.08%, respectively. The FHLB advance amounts and rates included in this line include the effect of interest rate swaps and are net of deferred prepayment penalties.

(6)
Net interest income represents the difference between interest income earned on interest-earning assets and interest paid on interest-bearing liabilities. Net interest income depends on the balance of interest-earning assets and interest-bearing liabilities, and the interest rates earned or paid on them.

(7)	Net interest rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.

(8)
The table below provides a reconciliation between certain performance ratios presented in accordance with GAAP and the performance ratios excluding the effects of the leverage strategy, which are not presented in accordance with GAAP. Management believes it is important for comparability purposes to provide the performance ratios without the leverage strategy because of the unique nature of the leverage strategy. The leverage strategy reduces some of our performance ratios due to the amount of earnings associated with the transaction in comparison to the size of the transaction, while increasing our net income.

	For the Three Months Ended
	December 31, 2018			September 30, 2018			December 31, 2017
	Actual	Leverage	Adjusted	Actual	Leverage	Adjusted	Actual	Leverage	Adjusted
	(GAAP)	Strategy	(Non-GAAP)	(GAAP)	Strategy	(Non-GAAP)	(GAAP)	Strategy	(Non-GAAP)
Return on average assets (annualized)	1.02%	(0.02)%	1.04%	0.92%	(0.01)%	0.93%	1.15%	(0.22)%	1.37%
Return on average equity (annualized)	7.05	—	7.05	6.28	—	6.28	9.33	0.22	9.11
Net interest margin	2.27	(0.05)	2.32	2.24	(0.02)	2.26	1.83	(0.37)	2.20
Net interest rate spread	2.08	(0.05)	2.13	2.07	(0.02)	2.09	1.69	(0.33)	2.02
Efficiency Ratio	46.40	0.01	46.39	47.87	—	47.87	40.26	(0.53)	40.79

(9)	Net interest margin represents annualized net interest income as a percentage of average interest-earning assets.

(10)	The operating expense ratio represents annualized non-interest expense as a percentage of average assets.

(11)	The efficiency ratio represents non-interest expense as a percentage of the sum of net interest income (pre-provision for credit losses) and non-interest income.

(12)	The pre-tax yield on the leverage strategy represents annualized pre-tax income resulting from the transaction as a percentage of the average interest-earning assets associated with the transaction.